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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Alliance Gaming Corporation

We consent to incorporation by reference in registration statements (Nos. 33-45811, 33-45810, 333-25515, 333-20685, 333-10011 and 333-34077) on Forms S-3
and S-8 of Alliance Gaming Corporation of our report dated September 3, 1997, relating to the consolidated balance sheets of Alliance Gaming Corporation and Subsidiaries as of June 30, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Alliance Gaming Corporation.



                                                      KPMG Peat Marwick LLP


Las Vegas, Nevada
September 25, 1997